Exhibit 1.01

Conflict Minerals Report

Kohl’s Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2015, as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 31, 2016.

Unless the context indicates otherwise, the terms “Kohl’s,” “we,” “us” and “our” refer to Kohl’s Corporation and its consolidated subsidiaries.

As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains “forward-looking statements” made within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions or the use of the future tense are intended to identify forward-looking statements. In addition, any statements that do not relate to historical or current facts or matters are forward-looking statements. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements within this document include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; (2) whether smelters and refiners and other market participants responsibly source 3TG; and (3) political and regulatory developments, whether in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”), the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.
Applicability of the Conflict Minerals Rule to Our Company

We operate department stores and a website (www.kohls.com) that sell moderately priced private label, exclusive and national brand apparel, footwear, accessories, beauty and home products. Many of the products that we sell are third-party, national brand products that are available from many retailers, including Kohl’s, and therefore not in-scope for purposes of our Conflict Minerals Rule compliance. We also sell private and exclusive brands that can be found only at Kohl’s. Most of our private brands are well-known established brands such as Apt. 9, Croft & Barrow, Jumping Beans, SO and Sonoma Goods for Life. Our exclusive brands generally are developed and marketed through exclusive license agreements with nationally-recognized brands and personalities like Food Network, Jennifer Lopez, Marc Anthony, Rock & Republic and Simply Vera Vera Wang.

We believe that we are subject to the Conflict Minerals Rule because of the degree of influence that we exercise over some of the materials, parts, ingredients or components of some of the private and exclusive brand products that are manufactured for us and that contain necessary 3TG. However, for some of our private and exclusive brand products, we exercise no influence over the materials, parts, ingredients or components of the products. Our involvement with those products is limited to having the manufacturer affix our private or exclusive brand name to the products. Those products and the related suppliers are therefore not in-scope for purposes of our compliance with the Conflict Minerals Rule. We do not manufacture any products.

We do not directly source 3TG from mines, smelters or refiners and believe that we are many levels removed from these market participants. We therefore have limited influence over them. However, through the efforts described below, we seek to ensure that our private and exclusive brand suppliers’ sourcing practices are consistent with our Conflict Minerals Policy described below.

For 2015, notwithstanding our due diligence efforts discussed herein, we were unable to determine the origin of at least a portion of the necessary 3TG in each of the products that we contracted to manufacture. However, none of the necessary 3TG contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in a Covered Country. We did not conclude that any of our products were “DRC conflict free.” The terms “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

Our Conflict Minerals Policy
We are committed to sourcing products from companies that share our values around human rights, ethics and environmental responsibility. To this end, we have adopted a company policy for the 3TG that are in our supply chain (“Conflict Minerals Policy”). The Conflict Minerals Policy includes, but is not limited to, our expectations that our suppliers:

1.	Adopt and maintain a policy to reasonably assure that the 3TG in the products supplied to Kohl’s are conflict free.

2.
Establish their own due diligence programs to ensure conflict-free supply chains and take any other steps necessary to abide by the contractual certifications, warranties, covenants and representations provided to Kohl’s. Supplier due diligence programs are expected to be designed in conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”).

3.
Cooperate with our 3TG due diligence process, including by providing us, from time to time, with written certifications and other information concerning the origin of 3TG included in products supplied to Kohl’s. As part of our process, suppliers of Kohl’s private and exclusive-brand products will be expected to complete the Conflict-Free Sourcing Initiative’s (the “CFSI”) Conflict Minerals Reporting Template (“CMRT”).

4.	Support industry efforts to enhance traceability and responsible practices in global mineral supply chains.

Under our Conflict Minerals Policy, we reserve the right to require from any supplier at any time such additional information, certifications and documentation as we deem necessary to monitor or assess compliance with the Conflict Minerals Policy or other contractual certifications, warranties, covenants and representations provided to us.

We do not seek to embargo the Covered Countries and encourage our suppliers to continue to source responsibly from the Covered Countries.

Reasonable Country of Origin Inquiry Information
As required by the Conflict Minerals Rule, for 2015, we conducted a “reasonable country of origin inquiry” (“RCOI”). For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the OECD Guidance design framework, which are described below in this Conflict Minerals Report. The specific goal of our RCOI was to determine whether the 3TG in our in-scope products originated in a Covered Country.

Inquiries were made of all suppliers that provided Kohl’s with private or exclusive brand products during 2015, regardless of whether the degree of influence we actually exercised over the materials, parts, ingredients or components of the products brought them in-scope for purposes of our compliance with the Conflict Minerals Rule. We refer below to our suppliers of private or exclusive brand products for 2015 as “Suppliers.” For 2015, we reached out to 568 Suppliers that may have been in-scope.
The Suppliers identified to us 123 different smelters and refiners that may have processed the necessary 3TG contained in our potentially in-scope products. 96 of the smelters and refiners were listed as Compliant (as defined herein) by the CFSI. Based on our reasonable country of origin inquiry, we concluded that 104 of these 123 smelters and refiners sourced entirely from outside of the Covered Countries. Our conclusion was based on analysis conducted by the service provider (the “Service Provider”) that we retained to assist us with the collection, validation and review and analysis of the information received from the Suppliers. Some of the compliance activities described in this Conflict Minerals Report were performed by the Service Provider on our behalf.
Pursuant to the Conflict Minerals Rule, based on the results of our RCOI, we were required to conduct due diligence for 2015. These due diligence efforts are discussed below.

Due Diligence Program Design

Design Framework

We designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the OECD Guidance.

Selected Elements of Design Framework

The OECD Guidance established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our program design are discussed below. However, these are not all of the elements of the program that we have put in place to help ensure that the 3TG contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps. Selected due diligence measures that we took in respect of 2015 are discussed under “Due Diligence Program Execution.”

1.	OECD Guidance Step One: “Establish strong company management systems”

a.
We have a Conflict Minerals Policy. The Conflict Minerals Policy is posted on our website at https://www.kohlscorporation.com/content/dam/kohlscorp/non-press-release-pdfs/2014/ConflictMineralsPolicy-May2014.pdf. The Conflict Minerals Policy is summarized earlier in this Conflict Minerals Report.

b.
We have a working group led by our Executive Vice President, General Counsel charged with managing our 3TG compliance strategy. Some of the functional areas participating in the working group include Legal, Product Development and Social Compliance. We also include merchants and sourcing personnel in the compliance process. We supplement our compliance efforts with specialist outside counsel and the Service Provider.

c.
We communicate to our relevant merchants and other selected internal personnel our commitment to compliance with the Conflict Minerals Rule. We do so by email, telephone and in-person meetings. In addition, our senior leadership, selected Product Development team members, merchants and selected other internal personnel are educated and briefed on the Conflict Minerals Rule and our compliance plan.

d.
Our Merchandise Purchase Order Terms & Conditions contain terms to help ensure vendor compliance with our 3TG compliance expectations, including a provision requiring all suppliers to certify, warrant, covenant and represent that all merchandise sold to Kohl’s will be free of any 3TG financing conflict in the DRC or an adjoining country.

e.	Through the Service Provider, we use the CMRT developed by the CFSI to identify smelters and refiners in our supply chain.

f.
Records of due diligence processes, findings and resulting decisions and any other business records relating to 3TG due diligence are retained for at least five years. These records are retained on our behalf by the Service Provider and are generally stored in an electronic format.

g.
We have mechanisms for employees, suppliers and other interested parties to report potential violations of our Conflict Minerals Policy, including email and telephone hotline reporting mechanisms. The email address is Governance@Kohls.com and the hotline number is (800) 837-7297.

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.
The Service Provider requests by email that suppliers provide us with information, through the completion of a CMRT or its equivalent survey mechanism, concerning the usage and source of 3TG in their products, as well as information concerning the suppliers’ related compliance measures. Both we and the Service Provider follow up multiple times, if required, by email or phone with suppliers that do not respond to the request within the specified time frame.

b.
The Service Provider reviews the responses received from suppliers for plausibility, consistency and gaps. It follows up by email or phone with suppliers that submit a response that triggers any one of seven specified quality control flags.

c.
Smelter and refiner information provided by suppliers is reviewed against the Service Provider's internal database. To the extent not in that database, it requests that the supplier confirm that the listed entity is a smelter or refiner.

d.
Smelter and refiner information also is reviewed by the Service Provider against the lists of Compliant and Active (as defined herein), or the equivalent, smelters and refiners published by the CFSI, the London Bullion Market Association (“LBMA”) and the Responsible Jewellery Council (“RJC”).

e.
To the extent that a smelter or refiner identified by a supplier is not listed as Compliant or the equivalent by an independent third-party, the Service Provider attempts to contact the smelter or refiner to gain more information about its sourcing practices, including countries of origin and transfer and whether there are internal due diligence procedures in place or other processes that the smelter or refiner takes to track the chain of custody on the source of its 3TG. Internet research is also performed to determine whether there are any outside sources of information regarding the smelter’s or refiner’s sourcing practices. “Red flags” are assigned to smelters and refiners where there is evidence of sourcing from a “Level 2 country” (i.e., a known or plausible country for smuggling out of the DRC region, export or transit) or declaration of sourcing from countries which are unknown reserves for a given metal. Compliant smelters and refiners are reviewed against the Service Provider’s internal country of origin database.

f.
If a supplier does not provide information concerning the processors of 3TG in its supply chain, the Service Provider requests information on the suppliers’ Tier 2 suppliers. The Tier 2 suppliers, and subsequent tiers of suppliers as identified to the Service Provider, are then contacted by the Service Provider following the procedures described above.

g.	Based on the information furnished by our suppliers, the Service Provider and other information known to us, we assess the risks of adverse impacts.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.
Our Executive Vice President, General Counsel charged with managing our 3TG compliance strategy periodically reports the findings of our supply chain risk assessment to other members of our senior leadership and to the Audit Committee of our Board of Directors.

b.	We address identified risks on a case-by-case basis. This flexible approach enables us to tailor the response to the risks identified.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

In connection with our due diligence, if a smelter or refiner is identified, the Service Provider consults information concerning independent third-party audits of smelters and refiners made available by the CFSI, the LBMA and the RJC.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

a.
We file a Form SD, and to the extent applicable a Conflict Minerals Report, with the Securities and Exchange Commission, and make available on our website information from the Form SD and the Conflict Minerals Report.

b.	We include information concerning 3TG compliance in our Corporate Social Responsibility Report, which we make publicly available on our website.

Due Diligence Program Execution

In connection with our 3TG due diligence in respect of 2015, we performed the following due diligence measures. These were not all of the measures that we took in furtherance of our 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. For a discussion of the design of our due diligence measures, please see “Due Diligence Program Design.”

1.
The Service Provider requested by email that the Suppliers provide us with a completed CMRT. An email also was sent that described our compliance program requirements and included a link to the Service Provider’s on-line supplier education portal and contact email addresses and telephone numbers for obtaining answers to questions and/or guidance on completing our survey request.

2.
The Service Provider followed up by email or phone with all Suppliers that did not respond to the request within a specified time frame. To the extent that, after the foregoing efforts, the Supplier did not provide the information requested, an escalation process was initiated. The escalation process consisted of direct outreach by our personnel or our representatives to the Supplier. Responses were received from over 95% of the Suppliers.

3.
The Service Provider reviewed the responses received from the Suppliers based on its internally-developed written review criteria for plausibility, consistency and gaps. As part of that review, if a Supplier indicated that there were no 3TG in the products that it supplied to us, the Service Provider reviewed those responses for plausibility and Suppliers were also given an opportunity to provide a certification of that determination. The Service Provider followed up by email or phone with the Suppliers that submitted a response that triggered specified quality control flags.

4.
The Service Provider reviewed the smelters and refiners identified by the Suppliers against those contained in its internal database. To the extent not in that database, it requested that the Supplier confirm that the listed entity is a smelter or refiner.

5.
With respect to those completed responses that identified a smelter or refiner, the Service Provider also reviewed that information against the lists of Compliant and Active, or the equivalent, smelters and refiners published by the CFSI, the LBMA and the RJC. Of the 123 smelters and refiners identified by Suppliers as having potentially supplied 3TG contained in our in-scope products, 96 were listed as Compliant by the CFSI as of April 9, 2016.

6.
With respect to those smelters and refiners identified by a Supplier that were not listed as Compliant or the equivalent by an independent third-party, the Service Provider attempted to contact the smelter or refiner and/or consulted publicly available information to attempt to determine the minerals processed by the smelter or refiner, the country of origin, whether the 3TG were from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country and the smelter or refiner's due diligence measures.

7.
For those Suppliers that did not provide information concerning the processors of 3TG in their supply chain, the Service Provider requested information on the Suppliers’ Tier 2 suppliers. The Tier 2 suppliers, and subsequent tiers of suppliers as identified to the Service Provider, were then contacted by the Service Provider.

8.
Our Executive Vice President, General Counsel charged with managing our 3TG compliance strategy periodically reported the findings of our supply chain risk assessment to other members of our senior leadership and to the Audit Committee of our Board of Directors.

9.	We included information concerning 3TG compliance in our 2015 Corporate Social Responsibility Report, which is publicly available on our website.

10.	In addition, to mitigate the risk that the necessary 3TG contained in our in-scope products directly or indirectly finance or benefit armed groups in the DRC or an adjoining country:

a.
As part of its outreach on our behalf, the Service Provider furnished the Suppliers with or made available to them written information discussing the Conflict Minerals Rule, the OECD Guidance and our compliance requirements.

b.	Through the Service Provider, compliance training and other compliance resources were made available to our Suppliers.

Product and Smelter and Refiner Information

In-Scope Products

See “Applicability of the Conflict Minerals Rule to Our Company” for further information concerning our potentially in-scope products. For a further discussion of our products generally, see our Annual Report on Form 10-K for the fiscal year ended January 30, 2016. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

Identified Smelters and Refiners

The following table summarizes the smelter and refiner information provided by the Suppliers. See Annex A for a list of identified smelters and refiners and country of origin information. Annex A also contains additional information relating to the data presented in the table.

	Compliant	Active	On Reference List Only
Tantalum	14	0	0
Tin	26	2	7
Tungsten	10	2	0
Gold	46	4	12

We endeavored to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that the Suppliers provide us with a completed CMRT and through the other procedures followed by us and the Service Provider that are described in this Conflict Minerals Report.
None of the necessary 3TG contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in the Covered Countries. However, we did not have sufficient information to determine whether or not any of our products were “DRC conflict free.” The terms “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

Due to our position in the supply chain, which is discussed earlier in this Conflict Minerals Report, we rely on our suppliers for accurate smelter and refiner information and our RCOI and due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in our in-scope products.

Future Risk Mitigation Efforts

We intend to take the following additional steps during 2016, either directly or through the Service Provider, to mitigate the risk that the necessary 3TG in our in-scope products benefit armed groups:

1.	Encourage Suppliers that provided company level information for 2015 to provide product level information for 2016;

2.	Engage with Suppliers that provided incomplete responses or that did not provide responses for 2015 to help ensure that they provide requested information for 2016; and

3.	Communicate to new in-scope suppliers our sourcing expectations, including through the dissemination of the Conflict Minerals Policy to them.

All of the foregoing steps are in addition to the steps that we took in respect of 2015, which we intend to continue to take in respect of 2016, to the extent applicable.

Annex A
Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.
Smelters and Refiners
In connection with our reasonable country of origin inquiry or due diligence, as applicable, the Suppliers identified to us the smelters and refiners listed below as having potentially processed the necessary 3TG contained in our in-scope products in 2015. Please see the notes that accompany the table for additional information concerning the data in the table.

Mineral	Smelter or Refiner Name	Smelter or Refiner Location	Status
Gold	Aida Chemical Industries Co., Ltd.	Japan	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	Compliant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil	Compliant
Gold	Argor-Heraeus SA	Switzerland	Compliant
Gold	Asahi Pretec Corporation	Japan	Compliant
Gold	Asahi Refining Canada Limited	Canada	Compliant
Gold	Asahi Refining USA Inc.	United States	Compliant
Gold	Asaka Riken Co., Ltd.	Japan	Compliant
Gold	Aurubis AG	Germany	Compliant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Compliant
Gold	Chimet S.p.A.	Italy	Compliant
Gold	Elemetal Refining, LLC	United States	Compliant
Gold	Heimerle + Meule GmbH	Germany	Compliant
Gold	Heraeus Ltd. Hong Kong	China	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Compliant
Gold	Jiangxi Copper Company Limited	China	Compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Compliant
Gold	Kojima Chemicals Co., Ltd.	Japan	Compliant
Gold	LS-NIKKO Copper Inc.	Korea	Compliant
Gold	Materion	United States	Compliant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Compliant
Gold	Metalor Technologies SA	Switzerland	Compliant
Gold	Metalor USA Refining Corporation	United States	Compliant
Gold	Mitsubishi Materials Corporation	Japan	Compliant
Gold	Mitsui Mining & Smelting	Japan	Compliant
Gold	Nihon Material Co., Ltd.	Japan	Compliant
Gold	PAMP SA	Switzerland	Compliant
Gold	Rand Refinery (Pty) Ltd.	South Africa	Compliant
Gold	Republic Metals Corporation	United States	Compliant
Gold	Royal Canadian Mint	Canada	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Compliant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Compliant
Gold	Solar Applied Materials Technology Corp.	Taiwan	Compliant

Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K	Japan	Compliant
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	Compliant
Gold	Tokuriki Honten Co., Ltd.	Japan	Compliant
Gold	Umicore Brasil Ltda.	Brazil	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium	Compliant
Gold	Valcambi SA	Switzerland	Compliant
Gold	Western Australian Mint trading as The Perth Mint	Australia	Compliant
Gold	Yokohama Metal Co., Ltd.	Japan	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Compliant
Gold	Daejin Indus Co., Ltd.	Korea	Active
Gold	DSC (Do Sung Corporation)	Korea	Active
Gold	Metalor Technologies (Suzhou) Co Ltd	China	Active
Gold	Torecom	Korea	Active
Gold	Caridad	Mexico	On Reference List Only
Gold	Chugai Mining	Japan	On Reference List Only
Gold	Dowa	Japan	On Reference List Only
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	On Reference List Only
Gold	Hunan Chenzhou Mining Co., Ltd.	China	On Reference List Only
Gold	Hwasung CJ Co. Ltd	Korea	On Reference List Only
Gold	Korea Metal Co. Ltd	Korea	On Reference List Only
Gold	Luo yang Zijin Yinhui Metal Smelt Co Ltd	China	On Reference List Only
Gold	Sabin Metal Corp.	United States	On Reference List Only
Gold	SAMWON METALS Corp.	Korea	On Reference List Only
Gold	So Accurate Group, Inc.	United States	On Reference List Only
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.	China	On Reference List Only
Tantalum	Duoluoshan	China	Compliant
Tantalum	Exotech Inc.	United States	Compliant
Tantalum	Global Advanced Metals Boyertown	United States	Compliant
Tantalum	H.C. Starck GmbH Goslar	Germany	Compliant
Tantalum	Hi-Temp Specialty Metals, Inc.	United States	Compliant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Compliant
Tantalum	Kemet Blue Powder	United States	Compliant
Tantalum	Mitsui Mining & Smelting	Japan	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Compliant
Tantalum	RFH Tantalum Smeltry Co., Ltd.	China	Compliant
Tantalum	Solikamsk Magnesium Works OAO	Russia	Compliant
Tantalum	Taki Chemicals	Japan	Compliant
Tantalum	Telex Metals	United States	Compliant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Compliant
Tin	Alpha	United States	Compliant
Tin	China Tin Group Co., Ltd.	China	Compliant
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil	Compliant
Tin	CV United Smelting	Indonesia	Compliant
Tin	EM Vinto	Bolivia	Compliant
Tin	Fenix Metals	Poland	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Compliant

Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Compliant
Tin	Metallo-Chimique N.V.	Belgium	Compliant
Tin	Minsur	Peru	Compliant
Tin	Mitsubishi Materials Corporation	Japan	Compliant
Tin	Operaciones Metalurgical S.A.	Bolivia	Compliant
Tin	PT Babel Inti Perkasa	Indonesia	Compliant
Tin	PT Belitung Industri Sejahtera	Indonesia	Compliant
Tin	PT Bukit Timah	Indonesia	Compliant
Tin	PT DS Jaya Abadi	Indonesia	Compliant
Tin	PT Mitra Stania Prima	Indonesia	Compliant
Tin	PT Refined Bangka Tin	Indonesia	Compliant
Tin	PT Stanindo Intl Perkasa	Indonesia	Compliant
Tin	PT Timah (Persero) Tbk Kundur	Indonesia	Compliant
Tin	PT Timah (Persero) Tbk Mentok	Indonesia	Compliant
Tin	PT Tinindo Inter Nusa	Indonesia	Compliant
Tin	Thaisarco	Thailand	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	Compliant
Tin	Yunnan Tin Group (Holding) Company Limited	China	Compliant
Tin	Chenzhou Yunxiang Mining and Metallurgy Company Limited	China	Active
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China	Active
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China	On Reference List Only
Tin	Gejiu Zi-Li	China	On Reference List Only
Tin	Huichang Jinshunda Tin Co. Ltd	China	On Reference List Only
Tin	Linwu Xianggui Smelter Co	China	On Reference List Only
Tin	Mineração Taboca S.A.	Brazil	On Reference List Only
Tin	Novosibirsk Integrated Tin Works	Russia	On Reference List Only
Tin	PT Bangka Timah Utama Sejahtera	Indonesia	On Reference List Only
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan	Compliant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Compliant
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	Compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Compliant
Tungsten	Global Tungsten & Powders Corp.	United States	Compliant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Compliant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Compliant
Tungsten	Japan New Metals Co., Ltd.	Japan	Compliant
Tungsten	Kennametal Huntsville	United States	Compliant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Compliant
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China	Active
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Active

We note the following in connection with the above table:

a.
Not all of the included smelters and refiners may have processed the necessary 3TG contained in our in-scope products, since some Suppliers reported at a “company level,” meaning that they reported the 3TG contained in all of their products, not just those in the products that they sold to us. Some Suppliers also may have reported smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not include all of the smelters and refiners in our supply chain, since some Suppliers did not identify all of the smelters and refiners used to process the necessary 3TG content contained in our in-scope products, and not all of the Suppliers responded to our inquiries.

b.	The table only includes entities that were listed as smelters or refiners by the CFSI, the LBMA, the RJC or that were on the list published by the U.S. Department of Commerce.

c.	Smelter or refiner status information in the table is as of April 9, 2016.

d.
“Compliant” means that a smelter or refiner was listed as compliant with the Conflict-Free Smelter Program’s (“CSFP”) assessment protocols, including through mutual recognition. Smelters and refiners that are listed as “Re-audit in process” by the CFSP are considered to be Compliant by the CFSP. Included smelters and refiners were not necessarily Compliant for all or part of 2015 and may not continue to be Compliant for any future period.

e.
“Active” is a CSFP designation that means that the smelter or refiner was listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the smelter has agreed to complete a CFSP validation audit within two years of membership issuance by the Tungsten Industry - Conflict Minerals Council.

f.	“On Reference List Only” means that a smelter or refiner is listed on the Smelter Reference List tab of the CMRT, but is not listed as “Compliant” or “Active.”

g.	Smelter or refiner status reflected in the table is based solely on information made publicly available by the CFSI, LBMA or the RJC, without independent verification by the Company.

h. Smelter and refiner country location is based on information published by the CFSI, without independent verification by us.

Country of Origin Information

The identified countries of origin of the 3TG processed by the Compliant smelters and refiners listed in the table above may have included the countries in the categories listed below. The Company has not been able to reliably determine the country of origin of any of the other smelters or refiners listed in the table. The countries of origin below are categorized by risk level.

L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export of from these regions of 3TG: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China,
Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.

L2 - Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Kenya, Mozambique and South Africa.

L3 - The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

DRC - The Democratic Republic of the Congo.

Alternatively, or in addition, some of the Compliant smelters and refiners may have sourced from recycled or scrap sources.